Exhibit 5.1

Suite 3000 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada Tel 416.865.0040 Fax 416.865.7380 www.torys.com

September 20, 2019

Brookfield Asset Management Inc.

Brookfield Place, 181 Bay Street

Suite 300, P.O. Box 762

Toronto, Ontario M5J 2T3

Dear Sirs/Mesdames:

RE: BROOKFIELD ASSET MANAGEMENT INC.

We are acting as counsel to Brookfield Asset Management Inc. (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”) with respect to Class A Limited Voting Shares of the Corporation (the “Shares”) issuable upon exercise of options to purchase the Shares granted under the Corporation’s 2019 Management Share Option Plan (the “2019 MSOP”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a)         the articles of amalgamation, as amended to date, and by-laws of the Corporation;

(b)         the 2019 MSOP; and

(c)          resolutions of the directors and the shareholders of the Corporation authorizing the 2019 MSOP.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

We have assumed that all Shares issued under the 2019 MSOP will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares will be validly issued and outstanding as fully paid and non-assessable shares (upon issuance and payment therefor in accordance with the 2019 MSOP).

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Torys LLP